Exhibit 99.1

Cascade Microtech Reports First Quarter 2007 Results

Revenues of $22.5 million, up 14% over Q1 last year and EPS of 9 cents, up 50% over Q1 last year

PORTLAND, Ore.—(BUSINESS WIRE)—April 24, 2007—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the first quarter ended March 31, 2007.

Highlights for the First Quarter 2007 include:

•                  Revenues of $22.5 million, flat sequentially and up 14% over Q1 last year

•                  $18.4 million Engineering Products Division revenue, up 4% sequentially and 13% over Q1 last year

•                  $ 4.1 million Production Products Division revenue, down 19% sequentially but up 19% over Q1 last year

•                  EPS of $0.09 per diluted share, up 13% sequentially and 50% over Q1 last year

“Our Engineering Products Division continued to show strong performance in the first quarter of 2007. Although our Production Products Division revenue was down from the last quarter as expected, we built backlog in Production Probes and continued to invest during the quarter by adding employees and building out the facility to increase capacity,” said Eric Strid, CEO of Cascade Microtech.

Revenue for the first quarter was $22.5 million, net income for the quarter was $1.0 million and diluted earnings per share were $0.09, compared to revenue of $22.6 million, net income of $0.9 million and diluted earnings per share of $0.08 for the fourth quarter of 2006.

Gross margin for the first quarter improved to 45.7% from 43.4% in the fourth quarter of 2006 primarily due to product mix improvements in the Engineering Products Division.

The effective tax rate for the first quarter was 26% compared to a tax benefit of 18% in the fourth quarter of 2006.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that second quarter 2007 revenues for our organic business will be in the range of $21.5 million to $23.5 million and that diluted earnings per share for our organic business will be in the range of $0.06 to $0.11. This organic revenue and earnings range excludes the effect of the acquisition of Gryphics, Inc. which closed during the second quarter of 2007.

Our independent valuation experts have not yet completed the valuation work related to the acquisition of Gryphics. We expect to incur normal acquisition-related charges that may significantly impact the second quarter results so we are unable to provide a meaningful range for reported diluted earnings per share for the second quarter of 2007.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-

density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and earnings in the second quarter of 2007 and any acquisition-related charges are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on April 24, 2007 to discuss its results for the first quarter ended March 31, 2007 and its outlook for the second quarter of 2007.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 70824132; International: 617-801-6888.)

Contact: Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor Relations, 503 601-1000

CASCADE MICROTECH, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,650	$5,260
Marketable securities	43,738	38,534
Accounts receivable, net	18,767	17,642
Inventories	15,506	15,094
Prepaid expenses and other	2,112	2,293
Deferred income taxes	2,029	2,042

Total current assets	84,802	80,865

Long-term investments	6,597	9,662
Fixed assets, net	8,600	6,818
Deferred income tax	723	444
Goodwill	1,295	1,295
Other assets	4,679	4,702

	$106,696	$103,786

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$6	$—
Accounts payable	5,614	6,013
Deferred revenue	1,009	1,184
Accrued liabilities	5,015	5,026

Total current liabilities	11,644	12,223

Long-term debt and capital leases	27	—
Deferred revenue	198	199
Other long-term liabilities	1,743	1,171

Total liabilities	13,612	13,593

Stockholders’ equity:
Common stock	65,107	63,261
Unrealized holding gain (loss) on investments	(4)	(1)
Retained earnings	27,981	26,933

Total stockholders’ equity	93,084	90,193

	$106,696	$103,786

CASCADE MICROTECH, INC.
AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Sales	$22,471	$22,605	$19,699

Cost of sales	12,087	12,679	11,020
Stock-based compensation	122	111	112

Gross profit	10,262	9,815	8,567

Operating expenses:
Research and development (includes $79, $75, $77, respectively, of stock-based compensation)	2,639	2,570	1,998
Selling, general and administrative (includes $361, $281, $264, respectively, of stock-based compensation)	6,770	6,910	6,009

Total operating expenses	9,409	9,480	8,007

Income from operations	853	335	560

Other income (expense):
Interest income	455	420	362
Interest expense	(1)	(1)	—
Other, net	110	28	57

Total other income (expense)	564	447	419

Income before income taxes	1,417	782	979

Provision for income taxes	369	(144)	323

Net income	$1,048	$926	$656

Net income per share:
Basic	$0.09	$0.08	$0.06
Diluted	$0.09	$0.08	$0.06

Shares used in computing net income per share:
Basic	11,808	11,664	11,373
Diluted	12,207	12,084	11,907